                                                                    EXHIBIT 99.1

Media contact:                                             Investor contact:
Michelle Griggy                                            John Kristoff
+1 330 490 3773                                            +1 330 490 5900
griggym@diebold.com                                        kristoj@diebold.com


FOR IMMEDIATE RELEASE:
July 23, 2003

DIEBOLD ANNOUNCES SECOND QUARTER RESULTS; RAISES FULL-YEAR EPS GUIDANCE Achieves EPS expectations and delivers strong cash flow

NORTH CANTON, Ohio - Diebold, Incorporated (NYSE: DBD) today reported second quarter 2003 net income of $41,344,000 on revenue of $480,870,000, or diluted earnings per share of $.57, which was within the company's guidance of $.54 to $.59 and in line with expectations. This compares to second quarter 2002 net income of $39,789,000 on revenue of $483,489,000, or diluted EPS of $.55.

SECOND QUARTER HIGHLIGHTS
-------------------------

     - Free cash flow* improved by $28.0 million during the quarter, moving from free cash flow of $9.2 million during the second quarter of 2002 to $37.2 million in the current quarter

     - Moved from a net debt* position of $13.3 million at the end of the first quarter to a NET INVESTMENT position of $12.4 million at the end of the current quarter

     - Days sales outstanding (DSO) improved by 9 days, moving from 83 days at the end of the second quarter of 2002 to 74 days at the end of the current quarter

     - Inventory turns improved to 5.1 from 4.9 at the end of the second quarter of 2002

     - Security solutions revenue grew 21.9 percent as a result of market share gains and growth in the financial industry, government, and retail markets

     - Total Asia-Pacific revenue increased 25.4 percent and 19.9 percent on a fixed exchange rate basis*

     - Total Europe, the Middle East and Africa (EMEA) revenue increased 25.1 percent and 7.0 percent on a fixed exchange rate basis

     - Total revenue for the Americas, excluding voting, grew by 2.8 percent on a fixed exchange rate basis

     - In India, one of the fastest growing self-service markets in the world, we completed the acquisition of our joint venture establishing direct presence with headquarters in Mumbai, India

*See accompanying notes for non-GAAP measures.

                                     (more)

PAGE 2/DIEBOLD ANNOUNCES SECOND QUARTER RESULTS

FINANCIAL RESULTS
-----------------
"We once again delivered strong earnings per share, even with a challenging global economic environment. EPS grew in the current quarter despite the voting business having a dilutive effect of $.03 compared to $.05 accretion in the second quarter 2002. By the end of June, we had expected to recognize revenue of approximately $30 million on a voting contract with the state of Maryland. However, the contract was delayed as the state expanded the project, increasing its size to $55.6 million," said Walden W. O'Dell, Diebold chairman, president and chief executive officer. "We will now recognize revenue of $30 million from this order during the third quarter. We remain confident in our full-year guidance for voting revenue growth of 15 to 25 percent and believe that the voting business will be significantly more accretive on a full-year basis than in 2002.

"I am also encouraged by the strength in overall orders and increased demand for branch and self-service equipment and the high acceptance level of our new Opteva ATM line around the world," O'Dell continued. "Our security business continues to experience strong growth as demand remains strong in the financial, retail and government markets.

"Based on these encouraging results and our current forecasts for the remainder of the year, we are raising our full-year earnings per share guidance to $2.35-$2.45 compared to our previous guidance of $2.32-$2.42," said O'Dell.

FIXED EXCHANGE RATE SECOND QUARTER ORDERS
-----------------------------------------
Despite a challenging global economic environment, total orders for product and service, excluding voting, increased in the low double-digit range. Financial self-service orders in the Americas and Asia-Pacific both increased in the double-digit range, while EMEA orders decreased in the low double-digits. Security orders remain strong, increasing more than 20 percent.

The voting business is driven by a small number of large orders in any given quarter, making quarter to quarter comparisons difficult. Voting orders in the second quarter 2002 included a $54 million order with the state of Georgia. While in the third quarter of 2003 the company received a $55.6 million order from the state of Maryland, which had been expected to close during the second quarter.

Significant orders for the quarter included:

     - Orders totaling $11 million for self-service and branch equipment from a large bank in California and self-service orders totaling $4.5 million from another large bank in California

     - Self-service equipment orders totaling $9.9 million from two customers in Belgium

     - An order for self-service equipment valued at $8.7 million from a bank in Brazil

     -    Two self-service orders from a bank in China totaling $8.6 million

     - Orders totaling $5.2 million for self-service and branch equipment from two regional banks in the Midwestern United States

     - Orders for branch equipment from a bank in the Southeast United States valued at $3.5 million

     -    A self-service order from a customer in France for $3.2 million

     - An order from a large bank in New York for self-service equipment totaling $3.2 million

     - An electronic security order from a bank in Mexico valued at $3.0 million

                                     (more)

PAGE 3/DIEBOLD ANNOUNCES SECOND QUARTER RESULTS

REVENUE

-------
Total revenue for the quarter was $480.9 million, down $2.6 million, or 0.5 percent and 1.1 percent on a fixed exchange rate basis. Voting revenue declined significantly due to the delay of a large previously announced voting contract, which closed in the third quarter. Total financial self-service revenue increased 0.4 percent and decreased 0.4 percent on a fixed exchange rate basis. Security solutions revenue grew 21.9 percent as a result of revenue growth in the financial industry, government and retail markets. Total financial self-service & security revenue increased by 5.2 percent and increased by 4.6 percent on a fixed exchange rate basis.

REVENUE SUMMARY BY PRODUCT AND SERVICE SOLUTIONS
(IN THOUSANDS -- QUARTER ENDED JUNE 30)

                                                         % CHANGE   % CHANGE
                                       2003      2002       GAAP    FIXED RATE
                                     --------   -------- --------   ----------
Financial Self-Service
----------------------
Products                             $165,924   $169,649     -2.2%    -1.5%
Services                              184,201    179,127      2.8%     0.7%
                                     --------   --------    -----     -----
     Total Fin. self-service          350,125    348,776      0.4%    -0.4%

Security
--------
Products                               59,484     44,725     33.0%     33.0%
Services                               63,566     56,210     13.1%     13.1%
                                     --------   --------    ----      ----
     Total Security                   123,050    100,935     21.9%     21.9%
                                     --------   --------    ----      ----
Total Fin. self-service & security    473,175    449,711      5.2%      4.6%

Voting solutions                        7,695     33,778    -77.2%    -77.2%
                                     --------   --------    -----     -----
Total Revenue                        $480,870   $483,489     -0.5%     -1.1%
                                     ========   ========    =====     =====


REVENUE SUMMARY BY GEOGRAPHIC AREA
(IN THOUSANDS -- QUARTER ENDED JUNE 30)

                                                          % CHANGE  % CHANGE
                                       2003       2002      GAAP   FIXED RATE
                                     --------   --------  -------- ----------
The Americas
------------
Financial self-service solutions     $233,395   $255,948     -8.8%    -5.2%
Security solutions                    122,506    100,113     22.4%    22.4%
                                     --------   --------   ------   ------
     Subtotal                         355,901    356,061      0.0%     2.8%

Voting Solutions                        7,695     33,778    -77.2%   -77.2%
                                     --------   --------   ------   ------
     Total Americas                   363,596    389,839     -6.7%    -4.3%

Asia-Pacific
------------
Financial self-service solutions       34,540     27,140     27.3%    21.5%
Security solutions                        508        805    -36.9%   -36.9%
                                     --------   --------   ------   ------
Total Asia Pacific                     35,048     27,945     25.4%    19.9%

Europe, Middle East, Africa
---------------------------
Financial self-service solutions       82,190     65,688     25.1%     7.0%
security solutions                         36         17      N/A      N/A
                                     --------   --------   ------   ------
Total Europe, Middle East, Africa      82,226     65,705     25.1%     7.0%

                                     --------   --------   ------   ------
Total Revenue                        $480,870   $483,489    -0.5%    -1.1%
                                     ========   ========   ======   ======



                                     (more)

PAGE 4/DIEBOLD ANNOUNCES SECOND QUARTER RESULTS

CURRENCY IMPACT
---------------
During the quarter, revenue continued to be negatively impacted by the year-over-year devaluation of the Brazilian real, but this devaluation was more than offset by the strengthening of the euro and certain other currencies. The positive currency impact in the second quarter was approximately $2.6 million or
0.6 percent versus the prior year.

GROSS MARGIN
------------
Total gross margin for the second quarter was 29.6 percent, down from 30.5 percent in the second quarter 2002. Product gross margin increased slightly to
33.1 percent from 33.0 percent in the second quarter 2002. Service gross margin decreased to 26.4 percent from 27.8 percent in the second quarter 2002, but was flat sequentially. The decrease in service gross margins was largely due to unusually high service gross margins in the prior year quarter, primarily in Europe.

OPERATING EXPENSES
------------------
Total operating expenses for the quarter were 17.8 percent of revenue, versus
18.1 percent for the second quarter of 2002. The decrease in the operating expense percentage was a result of tight cost controls and was realized despite lower voting revenue in the current quarter and higher year over year pension cost. Change in pension assumptions and the market downturn resulted in pension expense in the second quarter of 2003 compared to pension income in the second quarter of 2002. This change in pension cost adversely impacted the second quarter 2003 by approximately $2 million.

OPERATING PROFIT
----------------
Operating profit was 11.9 percent of revenue, down from 12.4 percent from 2002. This was primarily driven by lower voting revenue and associated operating loss in the second quarter 2003 as compared to the second quarter 2002.

OTHER INCOME/(EXPENSE) AND MINORITY INTEREST
--------------------------------------------
Other income/(expense) and minority interest improved by $5.2 million, moving from net expense of $1.5 million in the second quarter of 2002 to net income of $3.7 million in the current quarter. This improvement was the result of reduced interest expense, due to lower debt levels and reduced interest rates, as well as a gain in the current quarter of approximately $.03 per share from the early buy-out of leased ATM equipment by a major customer.

NET INCOME
----------
Net income was 8.6 percent of revenue compared to 8.2 percent in the second quarter 2002. The improvement in net income was a result of lower operating expenses and the positive swing in other income/(expense) and minority interest, net.

                                     (more)

PAGE 5/DIEBOLD ANNOUNCES SECOND QUARTER RESULTS

BALANCE SHEET AND CASH FLOW HIGHLIGHTS
--------------------------------------
Diebold's balance sheet is exceptionally solid. As a result of strong positive cash flow, the company improved its net (debt)/investment position by $74.9 million in the first six months of 2003, moving from a net debt position of $62.5 million at the end of 2002 to a net investment position of $12.4 million at the end of the current quarter.

Free cash flow in the six months of 2003 was $111.5 million, an improvement of $110.4 million compared to the first six months of 2002. This improvement was a result of better management of working capital. DSO improved by nine days, moving from 83 days at the end of the second quarter of 2002 to 74 days at the end of the current quarter. Inventory turns also improved to 5.1 turns from 4.9 turns at the end of the second quarter 2002.

STOCK OPTION EXPENSE
--------------------
As permitted under SFAS No. 123, Accounting for Stock-Based Compensation, the company provides quarterly and annual disclosures of the impact to earnings per share if stock options were expensed. The company estimates that if stock options were expensed in accordance with SFAS 123, the full year impact in 2003 would be approximately $.06 per share compared to $.04 per share in 2002.

OUTLOOK
-------
The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future mergers, acquisitions, disposals or other business combinations.

Taking these factors into consideration, expectations for the third quarter and the year 2003 include:

     -    Third quarter revenue is expected to grow 2-5 percent vs. prior year.

     - Depreciation and amortization will be approximately $16 million for the third quarter.

     - Pension expense of approximately $.01 per share in the third quarter of 2003 compared to pension income of $.01 per share in the third quarter of 2002.

     -    Third quarter EPS to be in the range of $.62 to $.67.

     -    Full year revenue growth of 5-8 percent.

          -    Financial self-service revenue growth of 1-4 percent.

          -    Security revenue growth of approximately 15-20 percent.

          -    Voting business growth of approximately 15-25 percent.

     -    A full year effective tax rate of approximately 32.0 percent.

     - Free cash flow is expected to be in the range of $200-$225 million during 2003.

     -    Full year earnings per share guidance of $2.35 to $2.45.

                                     (more)

PAGE 6/DIEBOLD ANNOUNCES SECOND QUARTER RESULTS

NOTES FOR NON-GAAP MEASURES
---------------------------

1. Fixed exchange rate is used to depict order and GAAP revenue growth in local currency without the benefit or detriment occurring from currency fluctuations.

2.       Free cash flow is calculated as follows:

                                                                                             SIX MONTHS      SIX MONTHS
                                                                   Q2 2003     Q2 2002       ENDED 2003      ENDED 2002
                                                                   -------     -------       ----------      ----------
         Net cash provided by operating activities (GAAP           $64,124    $ 16,944        $162,603        $ 17,293
         measure)
         Capital expenditures                                     (18,456)     (3,273)         (32,478)        (10,247)
         Rotable spares expenditures                               (8,492)     (4,467)         (18,584)         (5,919)
                                                                   -------     -------         --------         ------
         Free cash flow (non-GAAP measure)                         $37,176     $ 9,204        $ 111,541         $1,127
                                                                   =======     =======        =========         ======

         The company believes that free cash flow is a meaningful indicator of cash generated for discretionary purposes.

3.       Net (debt)/investment is calculated as follows:

                                                                                         JUNE 30     MARCH 31    DECEMBER 31
                                                                                            2003         2003          2002
                                                                                            ----         ----          ----
         Cash, cash equivalents and other investments (GAAP measure)                   $ 161,000     $ 167,175    $ 184,815
         Less Industrial development revenue bonds and other                             (13,600)      (21,100)     (21,100)
         Less Notes payable                                                             (134,972)     (159,333)    (226,259)
                                                                                       ---------     ---------    ---------
         Net (debt)/investment (non-GAAP measure)                                      $  12,428     $ (13,258)   $ (62,544)
                                                                                       =========     =========    =========

         Given the significant cash, cash equivalents and other investments on the balance sheet, a meaningful debt calculation is to net cash against outstanding debt.

FINANCIAL INFORMATION
---------------------
Walden W. O'Dell and Senior Vice President and Chief Financial Officer Gregory
T. Geswein will discuss the company's financial performance during a conference call today at 10:00 a.m. (EDT). Access is available from Diebold's Web site at www.diebold.com. The replay can also be accessed on the site for up to three months after the call.

FORWARD-LOOKING STATEMENT
-------------------------
In the company's written or oral statements, the use of the words "believes," "anticipates," "expects" and similar expressions is intended to identify forward-looking statements that have been made and may in the future be made by or on behalf of the company, including statements concerning future operating performance, the company's share of new and existing markets, and the company's short- and long-term revenue and earnings growth rates. Although the company believes that its outlook is based upon reasonable assumptions regarding the economy, its knowledge of its business, and on key performance indicators, which impact the company, there can be no assurance that the company's goals will be realized. The company is not obligated to report changes to its outlook. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company's uncertainties could cause actual results to differ materially from those anticipated in forward-looking statements. These include, but are not limited to:

- competitive pressures, including pricing pressures and technological developments;

- changes in the company's relationships with customers, suppliers, distributors and/or partners in its business ventures;

- changes in political, economic or other factors such as currency exchange rates, inflation rates, recessionary or expansive trends, taxes and regulations and laws affecting the worldwide business in each of the company's operations, including Brazil, where a significant portion of the company's revenue is derived;

- acceptance of the company's product and technology introductions in the marketplace;

-    unanticipated litigation, claims or assessments;

- ability to reduce costs and expenses and improve internal operating efficiencies; and

- variation in consumer demand for self-service technologies, products and services.

Diebold, Incorporated is a global leader in providing integrated self-service delivery and security systems and services. Diebold employs more than 13,000 associates with representation in more than 88 countries worldwide and headquarters in Canton, Ohio, USA. Diebold reported revenue of $1.940 billion in 2002 and is publicly traded on the New York Stock Exchange under the symbol `DBD.' For more information, visit the company's Web site at www.diebold.com.

                                      # # #
PR/XXXX

DIEBOLD, INCORPORATED
(IN THOUSANDS EXCEPT EARNINGS PER SHARE)

                                                                                Three Months Ended June 30
                                                                                    2003          2002
                                                                                 ---------     ---------
Net Sales
     Product                                                                     $ 231,211     $ 247,085
     Service                                                                       249,659       236,404
                                                                                 ---------     ---------
     Total                                                                         480,870       483,489

Cost of goods
     Product                                                                       154,723       165,457
     Service                                                                       183,667       170,590
                                                                                 ---------     ---------
     Total                                                                         338,390       336,047

Gross Profit                                                                       142,480       147,442
     Percent of net sales                                                             29.6%         30.5%

Operating expenses
     Selling, general and administrative                                            70,530        72,506
     Research, development and engineering                                          14,835        15,171
                                                                                 ---------     ---------
     Total                                                                          85,365        87,677
     Percent of net sales                                                             17.8%         18.1%

Operating profit                                                                    57,115        59,765
     Percent of net sales                                                             11.9%         12.4%
Other income / (expense) and minority interest, net                                  3,686        (1,540)
                                                                                 ---------     ---------
Income before taxes                                                                 60,801        58,225
     Percent of net sales                                                             12.6%         12.0%
Taxes on income                                                                    (19,457)      (18,436)
     Effective tax rate                                                               32.0%         31.7%
                                                                                 ---------     ---------
Income before cumulative effect of a change in accounting principle                 41,344        39,789
                                                                                 ---------     ---------
     Percent of net sales                                                              8.6%          8.2%

Cumulative effect of a change in accounting principle, net of taxes                   --            --
                                                                                 ---------     ---------
Net Income                                                                       $  41,344     $  39,789
                                                                                 ---------     ---------
     Percent of net sales                                                              8.6%          8.2%

Basic weighted average shares outstanding                                           72,294        71,994
Diluted weighted average shares outstanding                                         72,679        72,350

Basic Earnings Per Share:
-------------------------
Income before cumulative effect of a change in accounting principle ............     $0.57         $0.55
Cumulative effect of a change in accounting principle, net of taxes ............     $0.00         $0.00
Net Income .....................................................................     $0.57         $0.55

Diluted Earnings Per Share:
---------------------------
Income before cumulative effect of a change in accounting principle ............     $0.57         $0.55
Cumulative effect of a change in accounting principle, net of taxes ............     $0.00         $0.00
Net Income .....................................................................     $0.57         $0.55


DIEBOLD, INCORPORATED
(IN THOUSANDS EXCEPT EARNINGS PER SHARE)

                                                                                 Six Months Ended June 30
                                                                                   2003          2002
                                                                                 ---------     ---------
Net Sales
     Product                                                                     $ 410,320     $ 428,131
     Service                                                                       480,704       456,404
                                                                                 ---------     ---------
     Total                                                                         891,024       884,535

Cost of goods
     Product                                                                       270,656       285,808
     Service                                                                       353,695       333,438
                                                                                 ---------     ---------
     Total                                                                         624,351       619,246
Gross Profit                                                                       266,673       265,289
     Percent of net sales                                                             29.9%         30.0%
Operating expenses
     Selling, general and administrative                                           138,600       136,218
     Research, development and engineering                                          29,202        29,112
                                                                                 ---------     ---------
     Total                                                                         167,802       165,330
     Percent of net sales                                                             18.8%         18.7%
Operating profit                                                                    98,871        99,959
     Percent of net sales                                                             11.1%         11.3%

Other income / (expense) and minority interest, net                                     18        (2,473)
                                                                                 ---------     ---------
Income before taxes                                                                 98,889        97,486
     Percent of net sales                                                             11.1%         11.0%

Taxes on income                                                                    (31,645)      (31,196)
     Effective tax rate                                                               32.0%         32.0%
                                                                                 ---------     ---------
Income before cumulative effect of a change in accounting principle                 67,244        66,290
                                                                                 ---------     ---------
     Percent of net sales                                                              7.5%          7.5%

Cumulative effect of a change in accounting principle
 $38,859, net of taxes of $5,712                                                      --         (33,147)
                                                                                 ---------     ---------
Net Income                                                                       $  67,244     $  33,143
                                                                                 ---------     ---------
     Percent of net sales                                                              7.5%          3.7%

Basic weighted average shares outstanding                                           72,247        71,901
Diluted weighted average shares outstanding                                         72,576        72,261

Basic Earnings Per Share:
-------------------------
Income before cumulative effect of a change in accounting principle ...........      $0.93         $0.92
Cumulative effect of a change in accounting principle, net of taxes ...........      $0.00        ($0.46)
Net Income ....................................................................      $0.93         $0.46

Diluted Earnings Per Share:
---------------------------
Income before cumulative effect of a change in accounting principle ...........      $0.93         $0.92
Cumulative effect of a change in accounting principle, net of taxes ...........      $0.00        ($0.46)
Net Income ....................................................................      $0.93         $0.46


DIEBOLD, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)



                                                                              JUNE 30, 2003       DECEMBER 31, 2002
                                                                              -------------       -----------------
ASSETS
------
Current assets
     Cash and cash equivalents                                                  $ 120,504              $ 155,446
     Short-term investments                                                        18,171                  7,909
     Trade receivables, net                                                       422,754                403,498
     Inventories                                                                  269,847                236,614
     Other current assets                                                         106,365                121,421
                                                                              -----------            -----------
          Total current assets                                                    937,641                924,888

Securities and other investments                                                   69,244                 66,151
Property, plant and equipment, net                                                251,884                219,633
Goodwill                                                                          302,593                268,606
Other assets                                                                      149,603                145,803
                                                                              -----------            -----------
                                                                              $ 1,710,965            $ 1,625,081
                                                                              -----------            -----------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Current liabilities
     Notes payable                                                              $ 134,972              $ 226,259
     Accounts payable                                                             105,478                 90,713
     Other current liabilities                                                    301,958                245,179
                                                                              -----------            -----------
          Total current liabilities                                               542,408                562,151

Long-term liabilities                                                             133,278                122,107
Total shareholders' equity                                                      1,035,279                940,823
                                                                              -----------            -----------
                                                                              $ 1,710,965            $ 1,625,081
                                                                              ===========            ===========

DIEBOLD, INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

                                                                               Six Months Ending
                                                                       JUNE 30, 2003           JUNE 30, 2002
                                                                  ----------------------  ----------------------
Cash Flow from operating activities:
     Net Income                                                         $  67,244                $  33,143
     Adjustments to reconcile net income to cash
          provided by operating activities:
          Depreciation and amortization                                    31,132                   29,838
          Deferred income taxes                                                25                   (3,510)
          Loss (gain) on sale of assets, net                                  758                     (267)
          Cumulative effect of change in accounting principle                --                     38,859
          Minority share of income                                          3,054                    2,292
          Cash provided (used) by changes in certain assets
          and liabilities:
               Trade receivables                                           (1,630)                 (64,429)
               Inventories                                                (22,413)                 (24,568)
               Accounts payable                                             9,170                  (22,043)
               Certain other assets and liabilities                        75,263                   27,978
                                                                        ---------                ---------
     Net cash provided by operating activities                            162,603                   17,293

Cash flow from investing activities:
     Payments for acquisitions, net of cash acquired                       (6,090)                  (3,682)
     Net investment activity                                               (7,600)                  24,192
     Capital expenditures                                                 (32,478)                 (10,247)
     Rotable spares expenditures                                          (18,584)                  (5,919)
     (Increase) decrease in certain other assets                           (8,097)                  11,049
                                                                        ---------                ---------
     Net cash (used) provided by investing activities                     (72,849)                  15,393

Cash flow from financing activities:
     Dividends paid                                                       (24,568)                 (23,749)
     Net (payments) on short term borrowings                             (101,594)                 (25,297)
     Net (payments) proceeds from securitization                           (7,815)                   3,620
     Other financing activities                                             5,296                    5,041
                                                                        ---------                ---------
     Net cash used by financing activities                               (128,681)                 (40,385)

Effect of exchange rate changes on cash                                     3,985                    1,361
                                                                        ---------                ---------
Decrease in cash and cash equivalents                                     (34,942)                  (6,338)
Cash and cash equivalents at the beginning of the period                  155,446                   73,768
                                                                        ---------                ---------
Cash and cash equivalents at the end of the period                      $ 120,504                $  67,430
                                                                        =========                =========